Vaxcyte, Inc.
Insider Trading Policy
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I.Introduction
During the course of your relationship with Vaxcyte, Inc. (“Vaxcyte”), you may come into possession of material information that is not yet publicly available (referenced herein as “material nonpublic information,” as explained in greater detail below) about Vaxcyte or other publicly traded companies with which Vaxcyte has business relationships. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in Vaxcyte securities or the securities of another publicly traded company.
It is illegal for any employee, officer or member of the Board of Directors (“Board Director”) of Vaxcyte to trade in the securities of Vaxcyte while in possession of material nonpublic information about Vaxcyte. It is also illegal for any employee, officer or Board Director of Vaxcyte to give material nonpublic information to others who may trade or advise others to trade on the basis of that information. In order to comply with federal and state securities laws governing (a) trading Vaxcyte securities while in possession of material nonpublic information concerning Vaxcyte and (b) tipping or disclosing material nonpublic information to outsiders, and in order to prevent the appearance of improper trading or tipping, Vaxcyte has adopted this policy for all of its employees, officers, Board Directors, and consultants who are advised that they are subject to this policy (“designated consultants”) and other persons subject to this policy as described below.
II.Statement of Policy
It is the policy of Vaxcyte that an employee, officer, Board Director or designated consultant of Vaxcyte (or any other person subject to this policy) who is aware of material nonpublic information relating to Vaxcyte may not, directly or indirectly:
1.engage in any transactions in Vaxcyte securities, except as otherwise specified under the heading “Exceptions to This Policy” below;
2.recommend the purchase or sale of any Vaxcyte securities;
3.disclose material nonpublic information to persons within Vaxcyte whose jobs do not require them to have that information, or outside of Vaxcyte to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with Vaxcyte’s policies regarding the protection or authorized external disclosure of information regarding Vaxcyte; or
4.assist anyone engaged in the above activities.
The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to Vaxcyte at the time of the transaction.
The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Vaxcyte’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.
It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; providing material nonpublic information to others who may trade or advising others to trade on the basis of that information is illegal and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, it is the policy of Vaxcyte that no employee, officer, Board Director or designated consultant of Vaxcyte (or any other person subject to this policy) may either (a) recommend to another person that they buy, hold or sell Vaxcyte securities at any time or (b) disclose material nonpublic information to persons within Vaxcyte whose jobs do not require them to have that information, or outside of Vaxcyte to other persons (unless the disclosure is made in accordance with Vaxcyte’s policies regarding the protection or authorized external disclosure of information regarding Vaxcyte).
In addition, it is the policy of Vaxcyte that no employee, officer, Board Director or designated consultant of Vaxcyte (or any other person subject to this policy) who, in the course of working for Vaxcyte, learns of or is otherwise aware of material nonpublic information about another publicly traded company with which Vaxcyte does business, including a customer, supplier, partner or collaborator of Vaxcyte, may trade in that company’s securities until the information becomes public or is no longer material. It is also the policy of Vaxcyte that Vaxcyte will not engage in transactions in Vaxcyte securities while aware of material nonpublic information relating to Vaxcyte or its securities.
There are no exceptions to this policy, except as specifically noted above or below.
III.Transactions Subject to This Policy
This policy applies to all transactions in securities issued by Vaxcyte, as well as derivative securities that are not issued by Vaxcyte, such as exchange-traded put or call options or swaps relating to Vaxcyte securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of Vaxcyte’s common stock in the public market but also any other purchases, sales, transfers or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.
For avoidance of doubt, all gifts of Vaxcyte securities are transactions subject to this policy. Gifts of securities may include donations to a charitable organization or, in some circumstances, gifts to trusts for estate planning purposes. To determine if a desired transfer of Vaxcyte securities to a trust for estate planning purposes constitutes a “gift” you should contact Vaxcyte’s General Counsel or Chief Compliance Officer, or their designee(s), at compliance@vaxcyte.com.
IV.Persons Subject to This Policy
This policy applies to you and all other employees, officers, Board Directors and designated consultants of Vaxcyte. This policy also applies to members of your immediate family, persons with whom you share a household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.

V.Material Nonpublic Information
A.Material information
It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.
There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:
(a)financial results or forecasts;
(b)strategic plans;
(c)potential mergers, acquisitions, tender offers or the sale of assets of Vaxcyte or a subsidiary thereof;
(d)new developments related to current or planned products;
(e)status of current or planned services, tests, assays or products or regulatory approvals;
(f)non-clinical, preclinical or clinical data relating to current or planned services, tests, assays or products, or other significant milestones, including filing of an IND or trial initiation and completion;
(g)substantive communications with the U.S. Food and Drug Administration or other U.S. or foreign government agencies;
(h)new major contracts, orders, suppliers, customers or finance sources or the loss thereof;
(i)significant changes or developments in suppliers;
(j)gain or loss of a significant licensor or licensee;
(k)significant pricing changes;
(l)events pertaining to Vaxcyte securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, public or private equity/debt offerings or changes in Vaxcyte’s dividend policies or amounts);
(m)significant changes in control or senior management;
(n)significant regulatory or legislative developments;
(o)establishment of, or developments in, strategic partnerships, collaborations, joint ventures or similar collaborations;
(p)potential acquisitions of additional technologies or products;

(q)notice of issuance of patents, the acquisition of other material intellectual property rights or notice of a material adverse change in intellectual property or patents owned by Vaxcyte;
(r)significant changes or developments in technologies or other technological innovations;
(s)significant changes in compensation policy;
(t)employee layoffs;
(u)a significant disruption in Vaxcyte’s operations or unauthorized access of its physical property or assets, including its facilities;
(v)tender offers or proxy fights;
(w)accounting restatements;
(x)bankruptcies or receiverships of key collaborators, customers, vendors, partners or Vaxcyte or its subsidiaries;
(y)actual or threatened major litigation, settlements, U.S. Securities and Exchange Commission (the “SEC”) or other investigations or any major development in or the resolution of such litigation, settlements or investigations; and
(z)a significant cybersecurity incident or risk that may adversely impact Vaxcyte’s business, reputation or share value.
B.When information is considered public
The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the SEC, or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two (2) full trading days have elapsed since the information was publicly disclosed. For example, if Vaxcyte announces material nonpublic information before trading begins on Wednesday, then you may execute a transaction in Vaxcyte securities on Friday; if Vaxcyte announces material nonpublic information after trading ends on Wednesday, then you may execute a transaction in Vaxcyte securities on Monday. Depending on the particular circumstances, Vaxcyte may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.
VI.Quarterly Trading Blackouts
Because the announcement of Vaxcyte’s quarterly financial results will frequently have the potential to have a material effect on the market for Vaxcyte securities, certain persons designated by Vaxcyte may not trade in Vaxcyte securities during the period beginning on the date that Vaxcyte’s Finance Department closes the books on the preceding fiscal quarter (such date to be communicated to the designated persons as soon as practicable) and ending after the second full trading day following the release of Vaxcyte’s earnings for that quarter.
The quarterly blackout period does not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to This Policy” below.

VII.Event-Specific Trading Blackouts

From time to time, an event may occur that is material to Vaxcyte and is known by only a few Board Directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the General Counsel or Chief Compliance Officer, or their designee(s), may not trade in Vaxcyte securities. In that situation, Vaxcyte will notify the designated individuals that neither they nor their Related Persons may trade in Vaxcyte securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.
The event-driven trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to This Policy” below.
VIII.Exceptions to This Policy
This policy does not apply in the case of the following transactions, except as specifically noted:
1.Option Exercises. This policy does not apply to the exercise of options granted under Vaxcyte’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with Vaxcyte or by delivery to Vaxcyte of already-owned Vaxcyte stock. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
2.Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to Vaxcyte to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under Vaxcyte’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
3.ESPP. This policy does not apply to the purchase of Vaxcyte stock by employees under Vaxcyte’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP. This policy does, however, apply to any sale of stock acquired pursuant to the ESPP.
4. 10b5-1 Automatic Trading Programs. This policy does not apply to the purchases and sales of Vaxcyte securities pursuant to approved Trading Plans meeting the requirements described under the heading “10b5-1 Trading Plans” below.
IX.10b5-1 Trading Plans
Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as permitted by Vaxcyte, employees, officers, Board Directors and designated consultants may establish a trading plan under which a broker is instructed to buy and sell Vaxcyte securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Vaxcyte securities pursuant to that Trading Plan are not subject to this policy. To be properly established, a Trading Plan must comply with the requirements of Rule 10b5-1 of the Exchange Act and any additional requirements outlined below. Moreover, all Trading Plans must be submitted for review and approval in writing by Vaxcyte’s General Counsel or Chief Compliance Officer, or their designee(s), at least three (3) business days before planned adoption or modification of a Trading Plan. Board Directors and officers subject to Section 16 of the Exchange Act (“Section 16 Officers”) should be aware that Vaxcyte is required to make quarterly disclosures regarding all Trading Plans entered into, amended or terminated by Board Directors and Section 16 Officers and to include the material terms of such Trading Plans, other than pricing information.
The following requirements apply to all Trading Plans:

1.Entry Into a Plan. A person may enter into a Trading Plan only at a time when he or she is not in possession of material nonpublic information regarding Vaxcyte or its securities and, if subject to blackout periods, when a blackout period is not in effect under this policy.
2.Cooling-off Period. A Trading Plan must include a cooling-off period from the time a plan is adopted until the time of the first trade under the plan. For Board Directors and Section 16 Officers, such cooling-off period consists of the later of (i) 90 days after the adoption of the Trading Plan, or (ii) the period ending two (2) business days following Vaxcyte’s filing of a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Trading Plan was adopted (but in any event, this cooling-off period is subject to a maximum of 120 days after adoption of the Trading Plan). For all other persons, the cooling-off period must be at least 30 days from adoption of the Trading Plan.
3.Multiple Plans. Generally speaking, a person entering into a Trading Plan may have only one Trading Plan in place at any time. An exception to this restriction applies for certain separate Trading Plans with different brokers that would be treated as a single “plan” such as when a person holds Vaxcyte securities in multiple brokerage accounts. Additionally, a person may enter into one later-commencing Trading Plan so that the cooling-off period of the later Trading Plan can begin to run while an existing Trading Plan is in place, provided that the person does not early terminate the first Trading Plan, in which case a full cooling-off period from the time of such termination must occur. Lastly, a person may have an additional Trading Plan providing only for eligible sell-to-cover transactions, where the Trading Plan provides for sales of securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory stock award.
4.Single Transaction. Rule 10b5-1 prohibits more than one Trading Plan in any 12-month period that is designed to affect the open-market purchase or sale of the total amount of securities subject to the plan as a single transaction.
5.Amendments. Amendments and modifications are generally prohibited for any Trading Plan in effect.
6.Terminations. A Trading Plan may be terminated upon obtaining approval from Vaxcyte’s General Counsel or Chief Compliance Officer, or their designee(s), at compliance@vaxcyte.com. However, terminating a Trading Plan is generally discouraged because it may call into question whether the Trading Plan was entered into and operated in good faith and not as part of a plan or scheme to evade the insider trading rules, which could affect the availability of the Rule 10b5-1 affirmative defense.
7.Outside Trades. Adoption of a Trading Plan does not preclude trading outside of the Trading Plan that otherwise is in accordance with this policy, but any such trade outside of the Trading Plan by any employee, officer or Board Director is subject to pre-clearance as outlined in Section XI below. Employees, officers and Board Directors should also be cognizant of the fact that the Rule 10b5-1 affirmative defense will not apply to such trades outside a Trading Plan. In addition, under Rule 10b5-1 of the Exchange Act, a person may not have further influence over whether, when or how the trades under the Trading Plan are made once the Trading Plan is put in place, and therefore their trading outside of the Trading Plan must not have direct or indirect influence on the trading instructions under the Trading Plan. In other words, securities subject to the Trading Plan (e.g., shares underlying unexercised stock options) should not be purchased or sold outside the Trading Plan.
8.Board Director and Section 16 Officer Representations. Any Board Director or Section 16 Officer adopting a Trading Plan must include in that Trading Plan a written representation certifying that he or she (i) is not aware of any material nonpublic information and (ii) is adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act.

X.Special and Prohibited Transactions
1.Inherently Speculative Transactions. No Vaxcyte employee, officer, Board Director or designated consultant may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to Vaxcyte’s stock.
2.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Vaxcyte employee, officer, Board Director or designated consultant to continue to own Vaxcyte securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Vaxcyte employee, officer, Board Director or designated consultant may no longer have the same objectives as Vaxcyte’s other stockholders. Therefore, Vaxcyte employees, officers, Board Directors and designated consultants are prohibited from engaging in any such transactions.
3.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Vaxcyte securities, employees, officers, Board Directors and designated consultants are prohibited from holding Vaxcyte securities in a margin account or otherwise pledging Vaxcyte securities as collateral for a loan.
4.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Vaxcyte employee, Board Director, officer or designated consultant is in possession of material nonpublic information. Vaxcyte therefore discourages placing standing or limit orders on Vaxcyte securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to a short duration and the person using such standing order or limit order is required to cancel such instructions immediately if they come into possession of material nonpublic information or they are blacked out from trading pursuant to the “Quarterly Trading Blackouts” or “Event-Specific Trading Blackouts” provisions above.
XI.Pre-Clearance and Advance Notice of Transactions
In addition to the requirements above, all officers, Board Directors, employees at the Senior Director level and above and designated consultants who have been notified that they are subject to pre-clearance requirements face a further restriction: They may not engage in any transaction in Vaxcyte securities without first obtaining pre-clearance of the transaction from Vaxcyte’s General Counsel or Chief Compliance Officer, or their designee(s), at least two (2) business days in advance of the proposed transaction. Pre-cleared transactions not completed within seven (7) business days will require new pre-clearance. Vaxcyte may choose to shorten this period. Certain departments or employees below the Senior Director level may also be notified that they remain subject to the preclearance requirements.
In the event a transaction is approved for a Board Director or Section 16 Officer, the General Counsel or Chief Compliance Officer, or their designee(s), will direct the appropriate personnel to help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Board Directors and Section 16 Officers must also give advance notice of their plans to exercise an outstanding stock option to Vaxcyte’s General Counsel or Chief Compliance Officer, or their designee(s). Once any transaction takes place, the Board Director or Section 16 Officer must immediately notify the General Counsel or Chief Compliance Officer, or their designee(s), so that Vaxcyte may assist in any Section 16 reporting obligations.
Notwithstanding the foregoing, pre-clearance is not required for those transactions to which this policy does not apply, as described under the heading “Exceptions to This Policy” above.

XII.Short-Swing Trading, Control Stock and Section 16 Reports
Section 16 Officers and Board Directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in Vaxcyte’s Section 16 Compliance Program, and any notices of sale required by Rule 144.
XIII.Prohibition of Trading During Pension Plan Blackouts
No Board Director or Section 16 Officer of Vaxcyte may, directly or indirectly, purchase, sell or otherwise transfer any equity security of Vaxcyte (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR under the Exchange Act) if a Board Director or Section 16 Officer acquires or previously acquired such equity security in connection with his or her service or employment as a Board Director or Section 16 Officer. This prohibition does not apply to any transactions that are specifically exempted, including but not limited to, purchases or sales of Vaxcyte securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits Section 16 Officers and Board Directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. Vaxcyte will notify each Board Director and Section 16 Officer of any blackout periods in accordance with the provisions of Regulation BTR. Because Regulation BTR is very complex, no Board Director or Section 16 Officer of Vaxcyte should engage in any transactions in Vaxcyte securities, even if believed to be exempt from Regulation BTR, without first consulting with the General Counsel or Chief Compliance Officer, or their designee(s).
XIV.Policy’s Duration
This policy continues to apply to your transactions in Vaxcyte securities or the securities of other public companies engaged in business transactions with Vaxcyte even after your relationship with Vaxcyte has ended. If you are aware of material nonpublic information when your relationship with Vaxcyte ends, you may not trade in Vaxcyte securities or the securities of other applicable companies until the material nonpublic information has been publicly disseminated or is no longer material. Although the pre-clearance procedures specified in this policy will cease to apply when your relationship with Vaxcyte as a Service Provider (as defined in Vaxcyte’s 2020 Equity Incentive Plan) ends, if you leave Vaxcyte during a trading blackout period, then you may not trade Vaxcyte securities or the securities of other applicable companies until the trading blackout period has ended.
XV.Individual Responsibility
Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about Vaxcyte and to not engage in transactions in Vaxcyte securities while aware of material nonpublic information. Each individual is responsible for making sure that he or she complies with this policy, and that any Related Persons, as discussed under the heading “Persons Subject to This Policy” above, also complies with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of Vaxcyte or any employee, officer or Board Director of Vaxcyte pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Vaxcyte for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.

XVI.Penalties
Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by Vaxcyte, including termination of employment. Anyone who has questions about this policy should contact their own attorney or Vaxcyte’s General Counsel or Chief Compliance Officer, or their designee(s), at compliance@vaxcyte.com.
XVII.General
Certain exceptions to this policy may be approved by the General Counsel or Chief Compliance Officer so long as such exceptions are compliant with applicable laws and regulations.
XVIII.Amendments
Vaxcyte is committed to continuously reviewing and updating its policies and procedures. Vaxcyte therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of Vaxcyte’s policies regarding insider trading may be obtained by contacting stockpreclear@vaxcyte.com or by visiting Vaxcyte’s employee portal.